Exhibit 11.1

              Statement of Computation of Earnings (Loss) Per Share

                                                               For The Twelve Months Ended
                                                             -------------------------------
                                           Dec. 30, 1994     Dec. 29, 1995     Dec. 27, 1996
                                         ----------------    -------------     -------------

Common Stock Outstanding                    7,507,748           7,333,676         8,212,774

Dilutive effect of Stock Options              151,986             684,903               --

Issuance of Cheap Stock                       866,176             866,176           433,088
                                              -------             -------           -------

    Weighted average shares outstanding     8,525,910           8,884,755         8,645,862
                                            =========           =========         =========